EXHIBIT 5.1


                               Brown & Wood LLP
                            One World Trade Center
                         New York, New York 10048-0057
                            Telephone: 212-839-5300
                            Facsimile: 212-839-5599

                                                    July 21, 2000


FrontLine Capital Group
1350 Avenue of the Americas
New York, New York 10019

Dear Sirs:

     We have acted as counsel for FrontLine Capital Group, a Delaware corporation (the "Company"), in connection with the proposed filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended, of a Registration Statement on Form S-8 (the "Registration Statement") for the purpose of registering 2,500,000 shares of Common Stock, par value $.01 per share (the "Common Stock") of FrontLine Capital Group. In such capacity, we have examined the 2000 Employee Stock Option Plan (the "Plan"), the First Amended and Restated Certificate of Incorporation and Amended and Restated By-laws of the Company, and such other documents of the Company as we have deemed necessary or appropriate for the purposes of the opinion expressed herein.

     Based upon the foregoing, we advise you that, in our opinion, when the shares of Common Stock to be issued pursuant to the Plan have been issued and paid for in accordance with the terms of the Plan and the Registration Statement, such shares will be legally issued, fully paid and nonassessable.

     We consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name wherever appearing in the Registration Statement and any amendment thereto.

                                            Very truly yours,


                                            /s/ Brown & Wood LLP